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                                 SIXTH ADDENDUM

                                       of

                           MERCHANT SERVICES AGREEMENT
                                 BY AND BETWEEN
                         CARDSERVICE INTERNATIONAL, INC.
                                       AND
                            REDDING BANK OF COMMERCE

        This "Fifth Amendment of Merchant Services Agreement by and Between Cardservice International, Inc. and Redding Bank of Commerce" ("Amendment") is made as of March 31, 2001 between Cardservice International, Inc.
("Cardservice"), a California corporation and Redding Bank ("Bank") a California state-chartered banking corporation.

                                    RECITALS

        A. CARDSERVICE and BANK entered into an agreement that became effective April 1, 1993 (the "Original Agreement"). The Original Agreement has been modified previously by four different Addendum. The parties now intend to further amend certain portions of the Original Agreement, as previously modified. The purpose of this Amendment is to carry out that intention.

        B. The particulars of this Amendment relate to a new pricing structure between BANK and CARDSERVICE; elimination of a requirement that CARDSERVICE reimburse Bank a portion of its salary expense; and, a provision granting CARDSERVICE interest income from certain funds held by the Bank.

        NOW, THEREFORE, in consideration of the mutual obligations in this Amendment and for other good consideration, the receipt and sufficiency of which are acknowledged, the parties to this Amendment agree as follows:

        Bank and Cardservice acknowledge that the initial, Second Addendum and Third Addendum to the Original Agreement, dated November 1993 and September 1996, are of no further force or effect.

        Paragraph 1.0, 1.1, 1.2 and 1.6 is deleted in its entirety. Cardservice shall not be required to maintain any reserve account.

        Paragraphs 1.6 and 2.3e shall cease to have any effect as of January 1, 2001.


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        Paragraph 2.1 is deleted in its entirety. It is replaced with a new paragraph 2.1 which reads as follows:

               Each month BANK shall retain for itself that portion of the Merchant Fees for Covered Merchants which equals 2.0 basis points (.02%) of net bankcard sales. In addition, Bank is entitled to one half of the earnings on the float arising from Cardservice's deposit relationships.

        A new Paragraph 3.5 is added that reads as follows:

               Except for funds otherwise earning interest, including but not limited to certificate of deposit funds, Bank shall pay CARDSERVICE daily interest at the rate of 1/2 of the daily revenue earned by Bank, but in no event less than at the rate of 1/2 of the daily, Federal Funds Rate as received daily by Bank sales of Federal Funds, on all merchant funds held by Bank including, but not limited to, bancontrol funds and funds on ACH delay.

        Paragraph 15.0 is modified to provide that all required or permitted written notices to Cardservice shall be addressed to:

               Cardservice International, Inc.
               P.O. Box 5180
               Simi Valley, CA 93062-5180
               Attention: Don Headlund

        Bank and CARDSERVICE agree that all provisions of this Amendment shall become effective on the date this Amendment is fully executed. Except as modified by this Sixth Addendum, all other terms of the Original Agreement, as amended, shall remain in full force and effect.

        IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by a duly authorized representative on the day written below.

REDDING BANK OF COMMERCE CARDSERVICE INTERNATIONAL, INC.

MICHAEL C. MAYER                       DON HEADLUND

Name: Michael C. Mayer                 Name: Don Headlund

Title: President & CEO                 Title: President

Date: March 28, 2001                   Date: March 28, 2001




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